Exhibit No. 10.28

June 9, 2022

Personal & Confidential

Dear Chris,

On behalf of Armstrong World Industries, Inc. (“AWI”), I am pleased to confirm our offer of employment to you for the position of Chief Financial Officer (CFO). This position is based in Lancaster, PA, reporting to me.
Your anticipated effective date in the role is August 1, 2022.

Compensation Terms

You will earn a semi-monthly gross base salary of $17,708.34 which, if annualized, would be
$425,000, paid on the fifteenth and the last day of each month.

You are eligible to participate in our Annual Incentive Plan with a target incentive of 60%. This incentive is based on your actual base salary earnings. Your incentive payment will be based on performance measures approved by the Management Development and Compensation Committee and may be subject to adjustments based on your individual performance. You must be an active employee with AWI on the day of incentive distribution, which is typically paid out in March following the plan year.

You will be eligible for long-term incentive (LTI) plan participation which is typically made in the form of stock-based grants, at a value of 110% of your annualized base salary. Upon moving into the CFO position, you will receive an annual performance restricted stock grant valued at $200,000. The performance restricted stock award is based on a 3-year performance period ending December 31, 2024. Additional terms and conditions will be provided at the time of grant.

Benefits

As you know, Chris, AWI offers competitive benefit plans. You can direct any questions to Kelly Strunk, VP Total Rewards at 717-719-0133.

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The company will reimburse you up to $4,500 for personal financial planning and income tax preparation services you incur in 2022 and annually thereafter. Reimbursement for these services would be taxable income to you.

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As a senior executive, you are eligible for a company-paid annual physical and will be able to select the medical institution or facility for the physical. AWI will provide full reimbursement.
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You will be eligible for five weeks of vacation as of August 1, 2022.

Individual Separation Agreement

You will be eligible to receive an individual separation agreement, subject to Board approval. AWI will provide a severance payment equal to one and half times the sum of base salary and target bonus in the event of an involuntary termination without Cause as defined below.

In the event of a change in control (CIC) as defined in the agreement, the agreement will extend for two years from the date of the CIC event. Severance benefits will equate to two times the sum of base salary and target bonus. Health, disability, and life insurance benefits would continue in accordance with the terms of each plan until the earlier of two years following your termination of employment, or until eligible for benefits from a new employer.

All severance benefits are conditioned upon your execution of an AWI approved release of your existing rights and claims against AWI in a form provide by AWI and compliance with restrictive covenants.

Summary of Terms

The above offer equates to $680,000 per year of total cash compensation at the target incentive level, with upside opportunity.

Please acknowledge your acceptance of this offer no later than June 9, 2022 by completing the Acceptance Confirmation section found below and returning the signed letter to Ellen Romano at erromano@armstrongceilings.com. The official record of this offer letter will be filed with Talent Acquisition.

I am pleased to confirm this offer to you.

Sincerely,

/s/ Victor D. Grizzle

Victor D. Grizzle

President and Chief Executive Officer

Acceptance Confirmation

I accept this offer of employment with Armstrong World Industries Inc., as outlined above and in accordance with the Terms and Conditions in this letter.

Name:	Christopher Calzaretta

Signature:	/s/ Christopher Calzaretta

Date Accepted:	June 9, 2022